As filed with the Securities and Exchange Commission on May 1, 2013
Registration No. 033-77258
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
________________
Post-Effective Amendment No. 1
to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

K•SWISS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	95-4265988 (I.R.S. Employer Identification Number)
31248 Oak Crest Drive Westlake Village, California (Address of Principal Executive Offices)	91361 (Zip Code)

K•Swiss Inc. 1990 Stock Incentive Plan
(Full Title of the Plan)

MR. BYENG GWEON KIM
Chairman
K•Swiss Inc.
31248 Oak Crest Drive
Westlake Village, California 91361
(Name and Address of Agent for Service)

(818) 706-5100
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer □	Accelerated filer ☒
Non-accelerated filer □ (Do not check if a smaller reporting company)	Smaller reporting company □

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (Registration No. 033-77258) (the “Registration Statement”) filed with the Securities and Exchange Commission on April 4, 1994.

On April 30, 2013, pursuant to the Agreement and Plan of Merger, dated as of January 16, 2013, by and among E-Land World Limited, a corporation organized under the laws of the Republic of Korea (“Parent”), Ian Acquisition Sub, Inc., a Delaware corporation and indirect wholly-owned subsidiary of Parent (“Merger Sub”), and K-Swiss Inc., a Delaware corporation (the “Company”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly-owned subsidiary of Parent.

As a result of the Merger, the Company has terminated the offering of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Westlake Village, State of California, on this May 1, 2013.

K-Swiss Inc.

By:	/s/ Byeng Gweon Kim
Byeng Gweon Kim Chairman